SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement.
[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]	Definitive Proxy Statement.
[X]	Definitive Additional Materials.
[ ]	Soliciting Material Pursuant to sec. 240.14a-12.

Western Asset High Income Opportunity Fund Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment Of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

IMPORTANT NOTICE FOR SHAREHOLDERS OF:

WESTERN ASSET MANAGED HIGH INCOME FUND INC. (“MHY”)

WESTERN ASSET HIGH INCOME OPPORTUNITY FUND INC. (“HIO”)

PLEASE VOTE NOW AND HELP US AVOID

FURTHER ADJOURNMENTS!

July 1, 2016

Dear Shareholder:

The Funds urgently need your vote on important proposals that will affect your investment. At the special joint shareholders’ meeting held on June 30, 2016, the Funds adjourned the meeting with respect to certain proposals set forth and recommended by the Board of Directors of the Funds in the Notice of Meeting dated May 24, 2016 because there were insufficient votes cast in favor of these proposals. The meeting has been adjourned until August 12, 2016 at 10:00 AM Eastern Daylight Time at the offices of Legg Mason, 620 Eighth Avenue, 49th Floor, New York, NY.

For the reasons set forth in the proxy materials previously mailed to you, the Board of Directors of each fund believes the proposal applicable to its respective fund is in the best interests of that fund and its stockholders and unanimously recommend that you vote “FOR” the approval of the proposals.

It is important that you vote, no matter how large or small your holdings may be.

We urge you to vote “FOR” the proposals by using one of the following options:

1. Vote Online—by logging onto the website listed on the enclosed voting instructions form;

2. Vote by Touch-Tone Phone—by calling the toll free number on the voting instructions form and following the instructions; or

3. Vote By Mail—by completing and returning your executed voting instructions form in the postage paid envelope provided.

Remember, your vote is very important and counts. Voting now will minimize the expenses incurred with further reminder mailings and solicitations calls. Please exercise your shareholder rights and vote today.

If you have any questions about the proposals, please call Georgeson LLC, each fund’s proxy solicitor, toll free at 1-800-891-3214.

If you have already voted, please disregard this notice.

Thank you for voting!

Sincerely,

Jane E. Trust

President and Chief Executive Officer

Western Asset Managed High Income Fund Inc.

Western Asset High Income Opportunity Fund Inc.